Collaborative Investment Series Trust 485BPOS

Exhibit 99(i)(i)

December 6, 2021

Collaborative Investment Series Trust

500 Damonte Ranch, Parkway Building 700, Unit 700

Reno, NV 89521

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 129 to the Registration Statement, File Nos. 333-221072 and 811-23306 (the “Registration Statement”), of Collaborative Investment Series Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 129 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 129 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP

AJD/JMS

Thompson Hine llp	41 South High Street	www.ThompsonHine.com
Attorneys at Law	Suite 1700	O: 614.469.3200
	Columbus, Ohio 43215-6101	F: 614.469.3361

EXHIBIT A

1. Mercator International Opportunity Fund
2. Preferred-Plus
3. Dividend Performers
4. Greenwich Ivy Long-Short Fund
5. Trend Aggregation ESG ETF
6. Revere Sector Opportunity ETF
7. Active Dividend Stock ETF
8. Trend Aggregation Growth ETF
9. Rareview Dynamic Fixed Income ETF
10. Rareview Tax Advantage Income ETF
11. The SPAC and New Issue ETF
12. The De-SPAC ETF
13. The Short De-SPAC ETF
14. FOMO ETF
15. The Fat Tail Risk ETF
16. Goose Hollow Tactical Allocation ETF
17. Mohr Growth ETF
18. Mindful Conservative ETF
19. Adaptive Core ETF
20. Tuttle Capital Short Innovation ETF
21. NextGen Trend and Defend ETF